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                                                                     EXHIBIT 2.2
                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 30, 1997, by and between EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and WELLSFORD RESIDENTIAL PROPERTY TRUST, a Maryland real estate investment trust ("Wellsford").

                                R E C I T A L S:

     WHEREAS, EQR and Wellsford entered into an Agreement and Plan of Merger (the "Original Agreement"), dated as of January 16, 1997, providing for the merger (the "Merger") of EQR with and into Wellsford;

     WHEREAS, immediately prior to the Merger, it is contemplated that Wellsford will contribute certain of its assets to Wellsford Real Properties, Inc. ("Newco"), a Maryland corporation, and thereafter distribute to its common shareholders all of the outstanding shares that it owns in Newco (the "Spin-Off");

     WHEREAS, Section 1.12 of the Merger Agreement provides that if for any reason Wellsford determines to distribute in the Spin-Off less than one share of common stock of Newco ("Newco Common Share") for each outstanding common share of beneficial interest of Wellsford ("Wellsford Common Share"), the parties will amend the Original Agreement and all other agreements contemplated thereby solely for the purpose of appropriately adjusting all numbers and dollar amounts which were based on one Newco Common Share being distributed in the Spin-Off for each outstanding Wellsford Common Share;

     WHEREAS, Wellsford has determined to distribute to its common shareholders
0.25 of a Newco Common Share for each one Wellsford Common Share held by its shareholders, and the parties have agreed to amend the Original Agreement to reflect this determination;

     WHEREAS, since the date of the Original Agreement, EQR has classified and issued a new class of preferred shares named Series D Preferred Shares of Beneficial Interest, par value $.01 per share ("Series D Shares");

     WHEREAS, as a result of the classification and issuance of the Series D Shares, upon the closing of the Merger, Series A Cumulative Convertible Preferred Shares of Beneficial Interest of Wellsford ("Wellsford Series A Shares") shall be converted into Series E (rather than Series D) Cumulative Convertible Preferred Shares of Beneficial Interest of the surviving trust, and Series B Cumulative Redeemable Preferred Shares of Beneficial Interest of Wellsford ("Wellsford Series B Shares") shall be converted into Series F (rather



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than Series E) Cumulative Redeemable Preferred Shares of Beneficial Interest of
the surviving trust;

     WHEREAS, the parties hereto have agreed to waive the requirement for "comfort" letters of their respective independent public accountants;

     WHEREAS, the parties hereto have agreed to revise Section 5.10(c) of the Agreement relating to the retention program; and

     WHEREAS, the parties hereto have also agreed that each of Jeffrey H. Lynford and Edward Lowenthal will be designated as a trustee of EQR commencing on the fifth business day after the consummation of the Merger, rather than immediately upon consummation of the Merger.

     NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto hereby agree as follows:

     1.   Spin-Off Amendments.

     (a) Section 1.2(f) of the Original Agreement is hereby amended in its entirety to read as follows:

                 "(f) Wellsford will distribute to its common shareholders, as a distribution taxable under Code Section 301, all the outstanding shares of Newco owned by Wellsford as further described in the Contribution Agreement, so that each holder of common shares of beneficial interest of Wellsford, $0.01 par value per share ("Wellsford Common Shares"), receives 0.25 of a common share of Newco for each one Wellsford Common Share held by such holder (and, if applicable, cash in lieu of fractional shares)"

     (b) Section 1.10(a)(iii) of the Original Agreement is hereby amended in its entirety to read as follows:

     "(iii) $10.00 for each share of Newco distributed to the shareholders of Wellsford in the Spin-Off less than 4,276,090 shares; and"

     (c) Section 1.10(b)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:

     "(ii) $10.00 for each share of Newco distributed to the shareholders of Wellsford in the Spin-Off in excess of 4,276,090 shares; and"





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     (d)  The parties hereto agree to appropriately adjust all numbers and dollar amounts in the documents attached as exhibits to the Original Agreement which were based on one Newco Common Share being distributed in the Spin-Off for each outstanding Wellsford Common Share (the "Original Numbers and Dollar Amounts"), and the parties hereto agree that the Original Numbers and Dollar Amounts in Exhibit J to the Original Agreement, in Exhibits A(1)-A(5) of the Wellsford Disclosure Letter and in Schedule 2.2(a) to the form of Contribution and Distribution Agreement (Exhibit B to the Merger Agreement) shall hereby be deemed appropriately adjusted, in each case in order that the Original Numbers and Dollar Amounts reflect the transaction described in Section 1.2(f) of the Original Agreement, as amended by this Agreement.

     2. Preferred Shares. Section 5.17(a) of the Original Agreement is hereby amended by deleting the parenthetical on the third and fourth lines thereof and substituting therefor the following: "(which have been converted into Series E Preferred Shares of the Surviving Trust)". In addition, the Articles of Merger attached to the Original Agreement as Exhibit "A" shall be amended to provide that upon the closing of the Merger, Wellsford Series A Shares shall be converted into Series E (rather than Series D) Cumulative Convertible Preferred Shares of Beneficial Interest of the surviving trust, and Wellsford Series B Shares shall be converted into Series F (rather than Series E) Cumulative Redeemable Preferred Shares of Beneficial Interest of the surviving trust.

     3. Comfort Letters. The parties hereto hereby waive the requirement for "comfort" letters of their respective independent public accountants set forth in Sections 5.8, 6.2(f) and 6.3(d).

     4.  Retention Program.

     (a) The first sentence of Section 5.10(c) of the Original Agreement is hereby amended in its entirety to read as follows:

         "From and after the Effective Time, the Surviving Trust shall pay the amounts set forth in letters dated March 16, 1997 given by Wellsford to certain employees of Wellsford and the Wellsford Subsidiaries (the "Schedule 5.10 Employees") as and when set forth in such letters (the "Retention Program"); provided, however, that in no event may the aggregate obligations of Wellsford and the Surviving Trust under the Retention Program exceed $544,575."

     (b) The last sentence of Section 5.10(c) of the Original Agreement is hereby deleted.

     (c) Exhibit "I" of the Original Agreement is hereby amended to read:
"Intentionally omitted."



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     5. Board of Trustees Amendment.  The second sentence of Section 5.25 of the Original Agreement is hereby amended in its entirety to read as follows:

     If the Closing Date occurs before the annual meeting of the shareholders of EQR for 1997, (a) Exhibit "B" to the Articles of Merger shall not list Jeffrey H. Lynford and Edward Lowenthal as trustees of the Surviving Trust, but EQR shall take all actions necessary to cause each of Jeffrey
     H. Lynford and Edward Lowenthal to be elected as trustees whose terms commence on the fifth business day after the Closing Date and expire at the annual meeting of the shareholders of the Surviving Trust held in 1997, and (b) Jeffrey H. Lynford and Edward Lowenthal shall be designated as management's designees in the Surviving Trust's proxy material for its annual meeting of shareholders held in 1997 to serve as trustees of the Surviving Trust with terms expiring at the annual meeting of shareholders of the Surviving Trust held in 2000.

     6. Third-Party Beneficiaries. The first sentence of Section 8.5 is hereby amended in its entirety to read as follows:

     This Agreement, the Wellsford Disclosure Letter, the EQR Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.11 and Section
     5.25 (as to which Jeffrey H. Lynford and Edward Lowenthal are third-party beneficiaries) (collectively, the "Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

     7. Counterparts.   This Agreement may be executed in one or more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8. Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     9. Non-recourse.

     (a) This Agreement has been entered into or executed on behalf of Wellsford by the undersigned in his capacity as a trustee or officer of Wellsford, which has




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been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of Wellsford dated as of November 2, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of Wellsford shall be personally bound or have any personal liability hereunder. EQR shall look solely to the assets of Wellsford for satisfaction of any liability of Wellsford with respect to this Agreement. EQR will not seek recourse or commence any action against any of the shareholders of Wellsford or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of Wellsford or seek recourse against any of their personal assets, for the performance or payment of any obligation of Wellsford hereunder.

     (b) This Agreement has been entered into or executed on behalf of EQR by the undersigned in his capacity as a trustee or officer of EQR, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of EQR dated as of August 10, 1993, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of EQR shall be personally bound or have any personal liability hereunder. Wellsford shall look solely to the assets of EQR for satisfaction of any liability of EQR with respect to this Agreement. Wellsford will not seek recourse or commence any action against any of the shareholders of EQR or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of EQR or seek recourse against any of their personal assets, for the performance or payment of any obligation of EQR hereunder.






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     IN WITNESS WHEREOF, EQR and Wellsford have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                        EQUITY RESIDENTIAL PROPERTIES TRUST


                                        By: /s/ Bruce C. Strohm
                                           ---------------------------------
                                            Name:
                                            Title:

                                        WELLSFORD RESIDENTIAL PROPERTY TRUST


                                        By: /s/ Edward Lowenthal
                                           ---------------------------------
                                           Name:
                                           Title:





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